Exhibit 99.1

News Release

Contacts:	Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

IAM Members Overwhelmingly Ratify New-Era Labor Accord For AK Steel’s Middletown Works

Company’s Largest Union Approves Progressive Agreement

MIDDLETOWN, OH, March 14, 2007 — AK Steel (NYSE: AKS) said that members of the International Association of Machinists and Aerospace Workers (IAM), Local Lodge 1943, have ratified a 54-month, new-era labor agreement covering about 1,700 hourly production and maintenance employees at the company’s Middletown (OH) Works. AK Steel said IAM officials informed the company today that the new contract had passed by an overwhelming 85% favorable vote, 1,275 to 226. The new agreement takes effect March 15, 2007 and runs through September 15, 2011.

The new agreement replaces the last of AK Steel’s labor contracts that originated prior to the steel industry’s massive restructuring and wave of progressive new labor contracts of the last several years. The ratification today marks the 11th new-era labor contract reached between AK Steel and the three international unions which represent the company’s hourly workforce.

“We are pleased that we have reached an equitable agreement which will return IAM members to work with a contract that significantly improves Middletown Works’ competitiveness,” said James L. Wainscott, chairman, president and CEO of AK Steel. “The labor dispute in Middletown is over, and we look forward to the quick return of IAM members.”

AK Steel said the return-to-work agreement would be implemented immediately and that all eligible returning IAM members would be scheduled to work within 90 days or less.

The new Middletown Works contract includes, among numerous other provisions:

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A lock and freeze of the traditional defined-benefit pension plan, replaced by a $1.50 per-hour company contribution to the IAM’s multi-employer pension plan, increasing to a $1.80 per-hour contribution over 36 months

•	Reduction from 1,000 job classes to 7

•	Complete workforce restructuring

•	Elimination of minimum base workforce guarantee

•	Active employee, and future retiree, health care cost-sharing

•	Competitive wage increases

AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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